Exhibit 4.1

AMENDMENT NO. 1 AND JOINDER TO FIRST AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

This Amendment No. 1 and Joinder to First Amended and Restated Registration Rights Agreement (this “Amendment”) is dated as of November 1, 2011 by and between NGL Energy Holdings LLC, a Delaware limited liability company (the “General Partner”), and SemStream, L.P., a Delaware limited partnership (“SemStream”).  Capitalized terms used but not defined herein have the meanings ascribed to them in the Registration Rights Agreement (as defined below).

R E C I T A L S

WHEREAS, NGL Energy Partners LP, a Delaware limited partnership (the “Partnership”), acting through the General Partner, is party to that certain First Amended and Restated Registration Rights Agreement dated as of October 3, 2011 (the “Registration Rights Agreement”);

WHEREAS, reference is hereby made to that certain Contribution Agreement dated as of August 31, 2011 by and among SemStream, NGL Supply Terminal Company, LLC, the Partnership and the General Partner (as amended, restated, supplemented or otherwise modified, the “Contribution Agreement”);

WHEREAS, the execution and delivery of this Amendment is a condition precedent to the consummation of the transactions contemplated under the Contribution Agreement;

WHEREAS, pursuant to Section 6(c) of the Registration Rights Agreement, the General Partner may amend the Registration Rights Agreement in its sole discretion and without any further approval rights or action by or on behalf of the Holders in connection with the transactions contemplated by the Contribution Agreement; and

WHEREAS, the General Partner desires to join SemStream as a party thereto in a capacity as a Rights Holder and amend the Registration Rights Agreement as set forth below.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby covenant and agree:

1.             Amendment of Registration Rights Agreement.

(a)           The fourth sentence of the definition of “Affiliate” set forth in Section 1 of the Registration Rights Agreement is hereby amended and restated in its entirety to read as follows:

Notwithstanding anything in the foregoing to the contrary, HOH and its respective Affiliates (other than the General Partner or any Group Member), on the one hand, NGL Holdings and its Affiliates (other than the General Partner or any

Group Member), on another hand, the IEP Group and their respective Affiliates (other than the General Partner or any Group Member), on another hand, the Osterman Group and their respective Affiliates (other than the General Partner or any Group Member), on another hand, and SemStream and its Affiliates (other than the General Partner or any Group Member), on the other hand, will not be deemed to be Affiliates of one another hereunder unless there is a basis for such Affiliation independent of their respective Affiliation with any Group Member, the General Partner or any Affiliate (disregarding the immediately preceding sentence) of any Group Member or the General Partner.

(b)           The definitions of “Significant Holder” and “Transaction Documents” set forth in Section 1 of the Registration Rights Agreement are hereby amended and restated in their entirety to read as follows:

“Significant Holder” means each of (i) NGL Holdings, (ii) HOH, (iii) the IEP Group, (iv) the Osterman Group (acting together in their capacities as Holders) and (v) SemStream, in each case only for so long as such Significant Holder continues to hold a Requisite Ownership Threshold.

“Transaction Documents” means (i) the Partnership Agreement, (ii) the First Amended and Restated Limited Liability Company Agreement of the General Partner, dated as of October 14, 2010, as amended from time to time, (iii) with respect to the Initial Holders, the Contribution, Purchase and Sale Agreement, (iv) with respect to the Osterman Group, the Contribution and Sale Agreement and (v) with respect to SemStream, the SemStream—NGL Contribution Agreement.

(c)           Section 1 of the Registration Rights Agreement is hereby amended to add the following definitions of “SemStream” and “SemStream—NGL Contribution Agreement” thereto:

“SemStream” means SemStream, L.P., a Delaware limited partnership.

“SemStream—NGL Contribution Agreement” means the Contribution Agreement, dated as of August 31, 2011, by and among SemStream, the Partnership, the General Partner and NGL Supply Terminal Company LLC, a Delaware limited liability company, as amended, restated, supplemented or otherwise modified from time to time.

(d)           Section 2(a)(iii) of the Registration Rights Agreement is hereby amended and restated in its entirety to read as follows:

(iii)          Subject to the other limitations contained in this Agreement, the Partnership is not obligated hereunder to effect more than (A) one (1) DemandRegistration by each Significant Holder other than SemStream, which shall have two Demand Registrations; (B) six (6) Demand Registrations in total; (C) one (1) Demand Registration on Form S-1 (or any equivalent or successor form under the

Securities Act) in any twelve (12) month period; or (D) two (2) Demand Registrations on Form S-3 (or any equivalent or successor form under the Securities Act) in any twelve (12) month period.

2.             Joinder.

(a)           SemStream acknowledges receipt of a copy of the Registration Rights Agreement and, after review and examination thereof, by execution of this Amendment does hereby agree to be bound by the terms, conditions and agreements contained therein in its capacity as a Rights Holder thereunder.

(b)           By execution hereof, the General Partner hereby (i) accepts SemStream’s agreement to be bound by the Registration Rights Agreement, (ii) covenants and agrees that the Registration Rights Agreement is hereby amended to include SemStream as a party in a capacity as a Rights Holder and (iii) agrees that SemStream shall have all rights provided to a Rights Holder under the Registration Rights Agreement.

3.             Miscellaneous.

(a)           From and after the date hereof, each reference in the Registration Rights Agreement to “this Agreement,” “hereunder,” “hereof,” “herein,” or words of like import, shall mean and be a reference to the Registration Rights Agreement as amended hereby.

(b)           Except as specifically set forth above, the Registration Rights Agreement shall remain unaltered and in full force and effect and the respective terms, conditions or covenants thereof are hereby in all respects ratified and confirmed.

(c)           This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the principles of conflicts of law.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed and deliver this Amendment No. 1 and Joinder to First Amended and Restated Registration Rights Agreement on the date first written above.

NGL ENERGY HOLDINGS LLC

By:	/s/ H. Michael Krimbill
Name: H. Michael Krimbill
Title: Chief Executive Officer

SEMSTREAM, L.P.

By:	SemOperating G.P., L.L.C.
as General Partner

	By:	SemGroup Corporation,
as Sole Member

	By:	/s/ Norman J. Szydlowski
	Name:	Norman J. Szydlowski
	Title:	President and CEO

Signature Page to Amendment No. 1 and Joinder to Registration Rights Agreement